Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:

Kristin A. Kreuder, Vice President and General Counsel

Trans-Lux Corporation

phone: 203-642-5833

e-mail: kkreuder@trans-lux.com

Trans-Lux Corporation to Implement

Reverse/Forward Stock Split

New York, NY (October 16, 2013) – On October 11, 2013, the Board of Directors of Trans-Lux Corporation approved the filing of amendments to the Company’s Certificate of Incorporation to effect a 1-for-1,000 reverse stock split of the Company’s Common Stock immediately followed by a 40-for-1 forward stock split of the Company’s Common Stock, which was previously approved by the Company’s shareholders at its Annual Meeting held on October 2, 2013.  The Board additionally approved the filing, immediately following the reverse/forward split, of an amendment to the Company’s Certificate of Incorporation to reduce the number of authorized shares of Common Stock of the Company from 60,000,000 to 10,000,000.  The record date for the reverse/forward stock split will be October 25, 2013.

J.M. Allain, President and CEO, commented that “in making its determination to go forward with the reverse/forward stock split, the Board analyzed a variety of factors, including the existing and expected marketability and liquidity of the Company’s Common Stock, the prevailing market conditions and the likely effect on the market price of the Company’s Common Stock, and determined that the implementation of the reverse/forward stock split at this time is in the best interest of the Company and its shareholders”.  Mr. Allain continued, “In taking this action, our main goals are to broaden our investor base and improve shareholder value”.

The Board had previously set the ratios for the reverse split at 1-for-1,000, immediately followed by a forward split by a ratio of 40-for-1.  The Company has made the applicable filing with the Financial Industry Regulatory Authority (FINRA) and is in the process of implementing the reverse/forward stock split, which is scheduled to be effective as of the close of business on Friday, October 25, 2013.

For more information, visit www.trans-lux.com.

Exhibit 99.1

About Trans-Lux

Trans-Lux Corporation (TNLX) is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.Trans-Lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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